                                                                    Exhibit 10.9


                          DURAMED PHARMACEUTICALS, INC.
                      1999 NONEMPLOYEE DIRECTOR STOCK PLAN


                         ARTICLE 1 - Purpose of the Plan

         Section 1.1 The purpose of this Duramed Pharmaceuticals, Inc. 1999 Nonemployee Director Stock Plan (the "Plan") is to promote the long-term growth of Duramed Pharmaceuticals, Inc. (the "Company") by providing a vehicle for Nonemployee Directors to increase their proprietary interest in the Company and to attract and retain highly qualified and capable Nonemployee Directors.

                             ARTICLE 2 - Definitions

         Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         Section 2.1 "Annual Stock Retainer" means that portion of the annual retainer fee (specifically, not including meeting or chairmanship fees) payable by the Company to a Nonemployee Director for services as a director of the Company that is designated by the Board (as defined below) to be paid in stock of the Company, as such amount may be changed from time to time. Initially, the Annual Stock Retainer shall be $12,000.


         Section 2.2 "Nonemployee Director" means a director of the Company who is not an employee of the Company or a subsidiary thereof nor a former employee receiving severance payments or eligible to receive Company retirement benefits.


                     ARTICLE 3 - Administration of the Plan

         Section 3.1 The Plan shall be administered by the Board of Directors ("Board"). The Board shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (ii) delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

         Section 3.2 No member of the Board shall be personally liable for any action or determination made in good faith with respect to the Plan or to any settlement of any dispute between a Nonemployee Director and the Company. Any decision or action taken by the Board with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

                      ARTICLE 4 - Issuances Under the Plan

         Section 4.1 Each quarter, effective as of the close of business on the last business day of such quarter (the "Issue Date"), beginning with the quarter ending March 31, 1999, each Nonemployee Director shall receive shares of Common Stock of the

Company ("Shares") in an amount equal to twenty-five percent (25%) of the Annual Stock Retainer to be paid Nonemployee Directors. The number of Shares to be issued to each Nonemployee Director shall be determined by dividing that amount which is twenty-five percent (25%) of such Annual Stock Retainer by the Fair Market Value of a Share on the Issue Date. Cash shall be paid in lieu of any fractional Share. Fair Market Value means the average of the last reported sales prices of a Common Share on the Nasdaq National Market on the five business days preceding the Issue Date or, if there are no reported sales on any such day, then the last reported sales price on the next preceding day on which such a sale was transacted.


                            ARTICLE 5 - Participation

         Section 5.1 All Nonemployee Directors of the Company shall participate in the Plan.


                     ARTICLE 6 - Shares Subject to the Plan

         Section 6.1 Subject to adjustment as provided in Article 8, the aggregate number of Shares which may be issued pursuant to the Plan shall not exceed 25,000 Shares, and there are hereby reserved for issuance under the Plan 25,000 Shares.


                      ARTICLE 7 - Amendment and Termination

         Section 7.1 The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner but may not, (i) without stockholder approval, adopt any amendment that would require stockholder approval in order for the Plan or transactions thereunder to qualify for the exemptions provided by Rule 16b-3 under the Securities Exchange Act of 1934, as now or hereafter amended, or (ii) amend the provisions of the Plan governing the amount, price or timing of awards more frequently than once every six months, unless otherwise permitted under the provisions of Rule 16b-3.

         Section 7.2 Unless earlier terminated by the Board, the Plan shall expire on the tenth anniversary of its effective date.


                        ARTICLE 8 - Adjustment Provisions

         Section 8.1 If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted.

                            ARTICLE 9 - Miscellaneous

         Section 9.1 Nothing contained in the Plan shall confer upon any Nonemployee Director any special right to continue as a director of the Company.

         Section 9.2 The Plan shall be construed, governed and enforced in accordance with the law of State of Delaware.





                                        3